Exhibit 4.1

FORM OF DEPOSITARY TRUST AGREEMENT

AMONG
BANK OF MONTREAL,
AS INITIAL DEPOSITOR
BMO CAPITAL MARKETS CORP.,
AS PLACEMENT AGENT AND INITIAL CALCULATION AGENT
AND
THE BANK OF NEW YORK MELLON,
AS TRUSTEE
AND
BNY MELLON TRUST OF DELAWARE,
AS DELAWARE TRUSTEE

DATED AS OF _________ __, 2014

ARTICLE 1	DEFINITIONS AND RULES OF CONSTRUCTION	1
Section 1.1	Definitions	1
Section 1.2	Rules of Construction	5
ARTICLE 2	CREATION AND DECLARATION OF TRUST, DECLARATION OF TRUST, FORM OF CERTIFICATES; DEPOSIT OF GOLD BULLION; DELIVERY, REGISTRATION OF TRANSFER AND SURRENDER OF GOLD DEPOSIT RECEIPTS	5
Section 2.1	Creation and Declaration of Trusts	5
Section 2.2	Legal Title	6
Section 2.3	Acceptance by Trustee and Delaware Trustee	6
Section 2.4	Issuance of Certificates; Book-Entry System and Transferability of Receipts	7
Section 2.5	Registration of Transfer of Gold Deposit Receipts	8
Section 2.6	Deposit of Gold Bullion	9
Section 2.7	Delivery of Gold Deposit Receipts	9
Section 2.8	Surrender of Receipts and Redemptions; Suspensions	10
Section 2.9	Limitations on Delivery, Registration of Transfer and Surrender of Gold Deposit Receipts	11
Section 2.10	Lost Certificates, Etc.	12
Section 2.11	Cancellation and Destruction of Surrendered Certificates	12
ARTICLE 3	CERTAIN OBLIGATIONS OF AUTHORIZED PARTICIPANTS	13
Section 3.1	Liability of Authorized Participants for Taxes and Other Governmental Charges	13
Section 3.2	Tax Returns	13
Section 3.3	Warranties on Deposit of Gold Bullion	13
ARTICLE 4	ADMINISTRATION OF THE TRUST	13
Section 4.1	Evaluation of Gold Bullion	13
Section 4.2	Payment of Expenses	13
Section 4.3	Grantor Trust	14
Section 4.4	Trust Administration	14
ARTICLE 5	THE INITIAL DEPOSITOR AND THE TRUSTEE	14
Section 5.1	Representations and Warranties of the Initial Depositor	14

This DEPOSITARY TRUST AGREEMENT is agreed to as of _______, 2014 (the “Agreement”) by and among BANK OF MONTREAL, a Canadian chartered bank (the “Initial Depositor”), BMO CAPITAL MARKETS CORP., a broker-dealer affiliate of the Initial Depositor, THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”), and BNY MELLON TRUST OF DELAWARE, a Delaware banking corporation, as Delaware trustee (with any successor Delaware banking corporation acting as a Delaware trustee, the “Delaware Trustee”).

W I T N E S S E T H:

WHEREAS, the Vaulted Gold Bullion Trust (the “Trust”) was created on December 10, 2013 in compliance with the provisions of the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del.  C. § 3801 et seq. (as it may be amended from time to time, or any successor legislation, the “Act”);

WHEREAS, in connection with the creation of the Trust, a certain Interim Trust Agreement was executed by the Initial Depositor, the Trustee and the Delaware Trustee on December 10, 2013 (the “Interim Trust Agreement”); and

WHEREAS the Initial Depositor desires to amend and restate the Interim Trust Agreement to establish the terms on which a fixed quantity of unencumbered, allocated, physical gold bullion (“Gold Bullion”) may be deposited in the Initial Depositor’s account at the Mint (as hereinafter defined) for the benefit of the Trust; and

WHEREAS, the Initial Depositor, the Placement Agent (as defined herein), and the Trustee wish to establish the general terms and conditions relating to such deposit and related to the issuance from time to time of certificates evidencing Gold Deposit Receipts;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1             Definitions.  Except as otherwise specified in this Agreement or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement.

“Act” has the meaning specified in the recitals hereto.

“Agreement” means this Depositary Trust Agreement.

“Applicable Law” shall have the meaning set forth in Section 5.14.

“Authorized Participant” means a Person that, at the time of submitting a Purchase Order or a Redemption Order, or requesting Cash Delivery or otherwise representing beneficial owners hereunder, is a registered broker-dealer, a registered investment adviser, or a bank or trust company regulated by the Office of the Comptroller of the Currency and/or one or more state banking companies that is a DTC Participant that has entered into an Authorized Participant Agreement., and who is listed as an Authorized Participant in Exhibit F hereto or in any other list of Authorized Participants delivered to the Trustee..

“Authorized Participant Agreement” means an agreement between the Placement Agent and an Authorized Participant that authorizes the Authorized Participant to, among other things, submit Purchase Orders and Redemption Orders relating to the Gold Deposit Receipts.

“Benchmark Price” means, as of any day, the interbank spot price for one troy ounce of Gold Bullion, as determined by the Calculation Agent.  The Calculation Agent shall use multi-contributor systems as primary sources to determine the prevailing interbank spot price of Gold Bullion.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which any of the Initial Depositor, the Placement Agent, or the Trustee is authorized or required by law or regulation to remain closed.

“Cash Delivery” shall have the meaning set forth in Section 2.8(b).

“Calculation Agent” shall initially mean the BMO Capital Markets Corp.

“Certificates” shall have the meaning set forth in Section 2.4(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission of the United States or any successor governmental agency in the United States.

“Corporate Trust Office” means the office of the Trustee at which its corporate trust business is principally administered which, at the date of this Agreement, is located at 101 Barclay Street, Floor 7 East, New York, New York 10286.

“Delaware Secretary of State” means the Office of the Secretary of State of the State of Delaware.

“Delaware Trustee” has the meaning specified in the recitals hereto.

“Delivery States” shall have the meaning set forth in Section 2.8(a)(i).

“DTC” means The Depository Trust Company or its successor.

“DTC Participant” means a Person that, pursuant to DTC’s governing documents, is entitled to deposit Gold Deposit Receipts with DTC in its capacity directly as a “participant.”

“Gold Bullion” has the meaning specified in the recitals hereto.

“Gold Deposit Receipt” means a depositary trust receipt which is issued pursuant to this Agreement and which represents the Owner’s interest in, and right to receive, Gold Bullion, deposited into the Trust Allocated Account.

“Gold Storage Agreement” means that certain gold storage agreement, entered into on November 5, 2012 by the Mint and the Initial Depositor, relating to the storage of Gold Bullion in an account at the Mint, as it may be amended from time to time.

“Indemnified Amounts” shall have the meaning set forth in Section 5.8(a).

“Indemnified Parties” shall have the meaning set forth in Section 5.8(a).

“Initial Depositor” means the Bank of Montreal.

“Interim Trust Agreement” has the meaning specified in the recitals hereto.

“LBMA” means the London Bullion Market Association.

“Mint” means the Royal Canadian Mint, established by the Royal Canadian Mint Act, R.S.C. 1985, cR-9.

“Officer’s Certificate” means a certificate signed on behalf of the Initial Depositor or the Placement Agent by a duly authorized officer of the Initial Depositor or the Placement Agent.

“Order Cutoff Time” means, with respect to any Business Day, 4:00 p.m. (New York time, or such other time as may hereafter be established by the Placement Agent and notified promptly to the Trustee) on such Business Day.

“Order Date” means, with respect to a Purchase Order, the date specified in Section 2.6(b) and, with respect to a Redemption Order, the date specified in Section 2.8(a).

“Owner” means the Person in whose name a Gold Deposit Receipt is registered in the books and records of the Trust maintained by the Trustee for that purpose, which, for so long as the Gold Deposit Receipts shall trade through DTC, shall mean DTC.

“Person” means any individual, limited liability company, corporation, partnership, joint venture, association, joint stock company, trust (including any trust beneficiary), unincorporated organization or government or any agency or political subdivision thereof.

“Physical Delivery” shall have the meaning set forth in Section 2.8(a).

“Physical Redemption Form” shall have the meaning set forth in Section 2.8(a).

“Placement Agent” shall mean BMO Capital Markets Corp., acting as sole placement agent for the Gold Bullion Receipts pursuant to the terms of the Placement Agency Agreement dated as of _____ __, 2014 (the “Placement Agency Agreement”) by and among the Trust, the Initial Depositor and the Placement Agent.

“Purchase Order” has the meaning specified in Section 2.6(b).

“Qualified Bank” means a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any State of the United States that is authorized under those laws to exercise corporate trust powers and that (i) is a DTC Participant or a participant in such other Depository as is then acting with respect to the Gold Deposit Receipts; (ii) is a banking institution as defined in Section 408(n) of the Code, unless counsel to the Initial Depositor determines that such is not necessary for the exception under 408(m) of the Code to apply, and (iii) had, as of the date of its most recent annual financial statements, an aggregate capital, surplus and undivided profits of at least $150,000,000.

“Redemption Order” has the meaning specified in Section 2.8(a).

“Relevant Market” means the market in London on which members of the LBMA, or any successor thereto, quote prices for the buying and selling of gold, or if such market is no longer the principal trading market for gold or options or futures contracts for gold, such other exchange or principal trading market for gold as determined by the Calculation Agent where options or futures contracts on gold are traded.

“Responsible Officer” means, with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee with direct responsibility for the administration of the Depositary Trust Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject.

“Settlement Date” shall have the meaning set forth in Section 2.6(b).

“Surrender” means, when used with respect to Gold Deposit Receipts, one or more book-entry transfers of Gold Deposit Receipts to the DTC account of the Trustee in accordance with the standard practices and procedures of DTC.

“Transaction Documents” shall have the meaning set forth in Section 5.8.

“Trust” has the meaning specified in the recitals hereto.

“Trust Allocated Account” shall mean the segregated account maintained by the Initial Depositor at the Mint for the sole benefit of the holders of Gold Deposit Receipts pursuant to the Gold Storage Agreement and the terms and conditions of this Agreement.

“Trustee” means The Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business, acting not in its individual capacity but solely in its capacity as Trustee under this Agreement, or any successor as Trustee thereunder.

“US Dollar” or “US$” means the lawful currency of the United States.

“Vaulted Gold Bullion Trust” shall have the meaning set forth in Section 2.1(a).

“Website” shall have the meaning set forth in Section 5.2(iii).

“Withdrawal and Delivery Fee” shall have the meaning set forth in Section 2.8(a)(i).

“Withdrawal and Sale” shall have the meaning set forth in Section 2.8(a)(ii).

Section 1.2            Rules of Construction.  Unless the context otherwise requires:

(i)             a term has the meaning assigned to it;

(ii)            an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect in the United States from time to time;

(iii)           “or” is not exclusive;

(iv)           the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(v)           “including” means including without limitation; and

(vi)           words in the singular include the plural and words in the plural include the singular.

ARTICLE 2
CREATION AND DECLARATION OF TRUST, DECLARATION OF TRUST, FORM
OF CERTIFICATES; DEPOSIT OF GOLD BULLION; DELIVERY, REGISTRATION
OF TRANSFER AND SURRENDER OF GOLD DEPOSIT RECEIPTS

Section 2.1            Creation and Declaration of Trusts.

(a)           The Trust continued hereby shall be known as the “Vaulted Gold Bullion Trust,” in which name the Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued. It is the intention of the parties hereto that the Trust created hereby constitutes a statutory trust under the Act, and that this document constitutes the governing instrument of the Trust. The execution and filing of the certificate of trust by the Trustee and the Delaware Trustee with the Delaware Secretary of State are hereby ratified. The Trustee acknowledges that on the date hereof, on behalf of the Trust, it has received from the Placement Agent confirmation that the Mint has received a deposit of a specified amount, designated in troy ounces, of Gold Bullion from the Initial Depositor, and that the Mint has credited on its records such deposit to the Trust Allocated Account for the benefit of the Trust.  The Gold Bullion shall be held at the Mint by the Bank of Montreal in the Trust Allocated Account for the benefit of the holders of the Gold Deposit Receipts for the purposes of, and subject to, and limited by, the terms and conditions set forth in, this Agreement.

(b)           From time to time, the Initial Depositor will deposit with the Mint, Gold Bullion in such quantities as required necessary to satisfy the requirements of issuance of each Gold Deposit Receipt in accordance with this Article 2.

(c)           The Trustee on behalf of the Trust shall have full power and authority to engage in such business or activities as are expressly set forth in this Agreement and any other agreements or instruments to which, in compliance with the provisions of this Trust Agreement, it shall become a party to or by which it may be bound.  The Trust shall not engage in any business or activities other than those expressly required or authorized by this Agreement and any other agreements or instruments to which, in compliance with the provisions of this Trust Agreement, it shall become a party.  Other than issuance of the Gold Deposit Receipts, the Trust shall not issue or sell any certificates or other obligations or otherwise incur, assume or guarantee any indebtedness for money borrowed.  The Trust shall issue Gold Deposit Receipts through the facilities of DTC or any successor thereto pursuant to the Placement Agency Agreement.

(d)           Anything herein to the contrary notwithstanding, the Trustee does not assume any of the duties, responsibilities, obligations or liabilities of the Initial Depositor, the Placement Agent, the Calculation Agent, the Mint, DTC or any Authorized Participants in respect of the Gold Deposit Receipts.

(e)           The Gold Deposit Receipt(s) shall be held by the Trustee as custodian for DTC at such place and in such manner as the Trustee shall determine.

(f)            It is the intention of the parties hereto that the Trust be classified for United States federal income tax purposes as a grantor trust, which shall be treated as a domestic trust for United States federal income tax purposes, and neither the Initial Depositor nor the Placement Agent shall take any action that would be reasonably likely to cause the Trust to be characterized as other than a domestic grantor trust for United States federal income tax purposes.  Notwithstanding any other provision of this Agreement, it is the intention of the parties that the Trust qualify as a “United States person” under Section 7701(a)(30)(E) of the Code, and one or more United States persons shall always have the authority to control all substantial decisions under this Agreement.  A person who is not a “United States person” (as defined in Section 7701(a)(30)(A)-(C) of the Code) shall not serve as a Trustee, and any power, fiduciary or otherwise, held by a person who is not a United States person shall be effective only to the extent such power is not the power to make a “substantial decision,” as defined in Treasury Regulation Section 301.7701-7.  Any person who does not reside in one of the fifty (50) states of the United States shall be disqualified from serving as Trustee.  The provisions of this Agreement shall be interpreted to further this intention of the parties.

Section 2.2            Legal Title.  Legal title to all of the assets of the Trust shall be vested in the Trust as a separate legal entity; provided, however, that where applicable law in any jurisdiction requires any part of the assets of the Trust to be vested otherwise, the Initial Depositor may cause legal title to the assets of the Trust or any portion thereof to be held by or in the name of the Trustee, the Placement Agent or another affiliate of the Initial Depositor or any other Person (other than an Owner) as custodian or nominee, provided such Person shall be a “United States person” (as defined in Section 7701(a)(30)(A)-(C) of the Code).

Section 2.3            Acceptance by Trustee and Delaware Trustee.

(a)           The Trustee and the Delaware Trustee each hereby accepts its appointment as such and agrees to perform its duties as trustee in accordance with this Agreement and the Act.

(b)           The Delaware Trustee has been appointed solely for the purpose of complying with the requirement of the Act that the Trust have one trustee, which, in the case of a natural person, is a resident of the State of Delaware, or which, in all other cases, has its principal place of business in the State of Delaware. The duties and responsibilities of the Delaware Trustee shall be limited solely to (i) accepting legal process served on the Trust in the State of Delaware and (ii) the execution and delivery of all documents, and the maintenance of all records, necessary to form and maintain the existence of the Trust under the Act. Except for the purpose of the foregoing sentence, the Delaware Trustee shall not be deemed a trustee and shall have no management responsibilities or owe any fiduciary duties to the Trust, the Initial Depositor or its beneficial owners.

Section 2.4            Issuance of Certificates; Book-Entry System and Transferability of Receipts.

(a)            Upon notification from the Placement Agent that a Purchase Order has been received by an Authorized Participant, the Placement Agent will notify the Trustee prior to the Order Cutoff Time pursuant to notice substantially in the form of Exhibit G attached hereto. The Trustee will issue Gold Deposit Receipts pursuant to the instruction received from the Placement Agent, each representing one troy ounce of Gold Bullion. The Placement Agent will notify the Trustee once Gold Bullion has been deposited by the Initial Depositor on behalf of Authorized Participant in the Trust Allocated Account in an amount sufficient to issue such additional Gold Deposit Receipts and will deliver the Gold Deposit Receipts to the Trustee The Trustee will issue such Gold Deposit Receipts, to an Authorized Participant against payment therefore and deliver such proceeds to the Placement Agent. The certificates evidencing Gold Deposit Receipts (the “Certificates”) shall be substantially in the form set forth in Exhibit A annexed to this Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided.  No Gold Deposit Receipts shall be entitled to any benefits under this Agreement or be valid or obligatory for any purpose unless a global Certificate shall have been executed by the Trustee under the manual or facsimile signature of a duly authorized signatory of the Trustee.  The Trustee shall maintain books on which the registered ownership of each Gold Deposit Receipt and transfers, if any, of such registered ownership shall be recorded.  Certificate(s) bearing the manual or facsimile signature of a duly authorized signatory of the Trustee, who was, at the time such Certificate(s) were executed a proper signatory of the Trustee, if applicable, shall bind the Trust, notwithstanding that such signatory has ceased to hold such office prior to the delivery of such Certificate(s).  The global Gold Deposit Receipts shall be held by the Trustee as custodian for DTC.

(b)           A Certificate may be endorsed with, or have incorporated in the text thereof, such legends or recitals or modifications not inconsistent with the provisions of this Agreement as may be required by the Placement Agent or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Certificate is subject.

(c)           The Placement Agent will apply to DTC for acceptance of the Gold Deposit Receipts in its book-entry settlement system.  Individual, non-global Certificates will not be issued for the Gold Deposit Receipts.  Instead, a global Certificate will be signed by the Trustee on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee as custodian on behalf of DTC, and will, under such circumstances, represent all of the Gold Deposit Receipts outstanding at any time.  Each Gold Deposit Receipt registered in the name of Cede & Co., as nominee for DTC, and shall bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR AN AUTHORIZED REPRESENTATIVE OF CEDE & CO., DTC’S NOMINEE, TO THE TRUSTEE FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(d)           All Gold Deposit Receipts shall be evidenced by one or more global Certificate(s) registered in the name of a nominee of DTC and no Person acquiring beneficial ownership of such Gold Deposit Receipts shall receive or be entitled to receive a separate, non-global, Certificate evidencing the Gold Deposit Receipts.  Ownership of beneficial interests in Gold Deposit Receipts evidenced by such global Certificate(s) shall be shown on, and the transfer of such beneficial ownership shall he effected only through, records maintained by (i) DTC or (ii) institutions that have accounts with DTC in accordance with DTC’s standard practices and procedures.

(e)           Notwithstanding Section 2.4(d) above or any other provision herein to the contrary, if, at any time when Gold Deposit Receipts are evidenced by a global Certificate, DTC ceases to make its book-entry settlement system available for such Gold Deposit Receipts, and no successor to DTC shall have been appointed, the Trustee shall issue a separate Certificate to each DTC book-entry settlement system participant entitled thereto as instructed in writing by DTC, with such additions, deletions and modifications to this Agreement and to the form of certificate evidencing Gold Deposit Receipts as the Initial Depositor and the Trustee may, from time to time, agree.

(f)           Title to a Certificate, when properly endorsed or accompanied by proper instruments of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of Delaware.

Section 2.5            Registration of Transfer of Gold Deposit Receipts.

If physical Certificates have been issued, the Trustee, subject to the terms and conditions of this Agreement, shall register transfers of Gold Deposit Receipts on its transfer books from time to time, upon any Surrender of a Gold Deposit Receipt by the Owner in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, and duly stamped as may be required by the laws of the State of New York, the State of Delaware and of the United States of America.  Thereupon the Trustee shall execute a new Certificate or Certificates, and deliver the same to or upon the order of the transferor.

Section 2.6            Deposit of Gold Bullion.

(a)           The Initial Depositor is party to the Gold Storage Agreement with the Mint pursuant to which Gold Bullion is deposited by the Initial Depositor into the Trust Allocated Account held at the Mint.  From time to time, as provided in Section 2.1 above, the Placement Agent shall notify the Trustee by written instruction that Gold Bullion has been deposited by the Initial Depositor on behalf of the relevant Authorized Participant into the Trust Allocated Account for the benefit of the Trust, in an amount (or amounts) sufficient to issue Gold Deposit Receipts in the manner set forth in such written instruction. Instructions shall be substantially in the form of Exhibit [  ] hereto and shall contain such modifications or revisions as may be required by the Trustee from time to time.  The Trustee shall be instructed in such written instruction, to issue Gold Deposit Receipts against payment therefor by the purchasers.

(b)           An Authorized Participant wishing to acquire a Gold Deposit Receipt must place an order with the Placement Agent (a “Purchase Order”) no later than 4:00 p.m. (New York time, or such other time as may hereafter be established by the Placement Agent and promptly notified to the Trustee) on any Business Day (the “Order Cutoff Time”).  Purchase Orders may be received telephonically, by email, via DTC or by any other reasonable means.  Purchase Orders received by the Placement Agent on or prior to the Order Cutoff Time on a Business Day will have that Business Day as the Order Date. Purchase Orders received by the Placement Agent after the Order Cutoff Time on a Business Day, or on a Business Day on which the Benchmark Price cannot be calculated due to the occurrence of a force majeure event or market disruption event, will have as their Order Date the next Business Day on which the Benchmark Price can be calculated.  As consideration for each Gold Deposit Receipt acquired, the relevant Authorized Participant must deposit with the Trustee the amount determined by the Calculation Agent on the Order Date of the corresponding Purchase Order. The Trustee shall deliver such proceeds to the Placement Agent.  The Placement Agent shall notify the Trustee and the Initial Depositor of each such Purchase Order.  The settlement date will be no later than the second Business Day following the date of receipt by a Responsible Officer of the Trustee of the Purchase Order (“Settlement Date”).

(c)           All deposited Gold Bullion shall be held in the Trust Allocated Account of the Initial Depositor at the Mint for the benefit of the Trust.  Neither the Trustee nor the Trust shall be responsible, or liable, for any misconduct, bad faith or negligence of the Initial Depositor or the Mint in respect of either’s handling of the Trust Allocated Account or any amount deposited, or not deposited therein.

Section 2.7            Delivery of Gold Deposit Receipts.  Upon receipt by the Trustee of any Purchase Order and notification from the Placement Agent of the amount determined by the Placement Agent or Calculation Agent to be due from the Authorized Participant to the Placement Agent with respect of such Purchase Order and an acknowledgement that such amount has been paid by the Authorized Participant to the Placement Agent, the Trustee shall cause to be credited to the relevant Authorized Participant’s account at DTC the number of Gold Deposit Receipts issuable in respect of such Purchase Order, but only upon payment to the Trustee of all taxes and governmental charges and fees payable, if any, (as determined by the Placement Agent or Calculation Agent to be due and payable to the Trustee and notified to the Trustee in its instruction) in connection with such deposit and purchase of the Gold Bullion and the issuance and delivery of related Gold Deposit Receipts.

Section 2.8             Surrender of Receipts, Redemptions and Cash Deliveries; Suspensions.

(a)           Upon Surrender to the Trustee of any Gold Deposit Receipt by an Authorized Participant and upon payment by such Authorized Participant to the Trustee of the Withdrawal and Delivery Fee and all taxes and governmental charges and fees payable, if any, as determined by the Placement Agent or the Calculation Agent to be so payable and notification to the Trustee in connection with such surrender, such Authorized Participant shall be entitled, upon written instruction to the Trustee, which shall be substantially in the form set forth in Exhibit [  ] hereto (the “Physical Redemption Form”) to redeem Surrendered Gold Deposit Receipts and to receive Gold Bullion in the amount of one troy ounce of Gold Bullion per Gold Deposit Receipt from the Trust Allocated Account in exchange therefor (“Physical Delivery”).  Authorized Participants wishing to redeem Gold Deposit Receipts and request Physical Delivery must place an order with the Trustee (a “Redemption Order”) no later than the Order Cutoff Time (or such other time as may hereafter be established by the Initial Depositor and promptly notified to the Trustee) on any Business Day.  Redemption Orders received by the Trustee at or prior to the Order Cutoff Time on a Business Day will have that Business Day as the Order Date.  Redemption Orders received by the Trustee after the Order Cutoff Time on any Business Day, or on a Business Day on which the Benchmark Price cannot be calculated by the Calculation Agent due to the occurrence of a force majeure or market disruption event, will have as their Order Date the next Business Day on which the Benchmark Price can be calculated by the Calculation Agent.  The Physical Redemption Form shall indicate the delivery address, which must be located in a Delivery State (as hereinafter defined), and the number of Gold Deposit Receipts Surrendered. The Trustee shall review the Physical Redemption Form and confirm that the proposed delivery address is within a Delivery State and forward a copy of the Physical Redemption Form to the Placement Agent. “Delivery State” shall mean a state within the United States specifically approved by the Placement Agent as a “Delivery State” as specified on Exhibit [  ] hereto. If delivery instructions are not within a Delivery State, the Trustee shall reject such request for Physical Delivery.  The Authorized Participant shall deliver the Gold Deposit Receipt to the Trustee, as well as the Withdrawal and Delivery Fee, taxes and governmental charges or other fees payable as aforementioned, to the account instructed by the Trustee.  Pursuant to instruction from the Placement Agent, upon receipt of such amounts and confirmation from the Placement Agent that the request for Physical Delivery has been processed, the Trustee shall cancel the Gold Deposit Receipt and the Initial Depositor shall deliver the requisite Gold Bullion to the relevant Authorized Participant.  Neither the Trustee nor the Initial Depositor shall be responsible for the storage and safekeeping of any Gold Bullion delivered to an Authorized Participant or the Owner, and the undertaking to deliver Gold Bullion will be discharged upon the execution of the delivery receipt by the relevant Authorized Participant, and neither shall bear liability for any loss or damage of Gold Bullion arising after delivery.

(i)           None of the Trust, the Trustee or the Initial Depositor shall be liable for any direct or indirect loss or damage incurred by the Owner or the Authorized Participant arising from any delay in the delivery of Gold Bullion.

(b)           Authorized Participants that elect to sell any Gold Deposit Receipt for cash (“Cash Delivery”) must notify the Trustee and the Placement Agent of such election. The Authorized Participant so electing shall then tender the relevant Gold Deposit Receipts through the Placement Agent, which will withdraw and sell a proportionate interest in Gold Bullion in the amount of one troy ounce of Gold Bullion per Gold Deposit Receipt (“Withdrawal and Sale”) for cash to the Initial Depositor for further delivery to the Authorized Participant.  The amount of cash paid to Authorized Participants pursuant to a Cash Delivery will be based on the Benchmark Price, as determined by the Calculation Agent.  All Withdrawal and Sales may only be facilitated through the Authorized Participant.  Any Withdrawal and Sale will be at a price determined by the Placement Agent.

(c)           Upon notice by the Initial Depositor to the Trustee, the Placement Agent may, in its discretion, suspend, postpone or reject an Authorized Participant’s right to sell Gold Bullion and the Gold Deposit Receipts associated therewith for Cash Delivery, as set forth in Section 2.9.  None of the Initial Depositor, the Placement Agent, the Trust or the Trustee shall be liable to any Person or in any way for loss or damages that may result from any such suspension, postponement, or rejection.  The Placement Agent shall provide written notice to the Trustee with respect to any such suspension, postponement or rejection.  The Placement Agent shall provide the Trustee with written notice of the termination of any period of suspension.

(d)           Upon notice by the Placement Agent to the Trustee, the Placement Agent may suspend, postpone or reject an Authorized Participant’s right to redeem Gold Deposit Receipts for Physical Delivery of Gold Bullion upon the occurrence of a force majeure event or a market disruption event that prevents the Physical Delivery of Gold Bullion upon redemption. Such suspension shall continue only so long as such force majeure event or market disruption event continues.

Section 2.9            Limitations on Delivery, Registration of Transfer and Surrender of Gold Deposit Receipts.

(a)           The Trustee or the Placement Agent, as applicable, (i) shall require payment from the Authorized Participant of a sum sufficient to reimburse it for any tax or other governmental charges with respect to any disposition of a Gold Deposit Receipt (including any such tax or governmental charges and fees with respect to Gold Deposit Receipts being deposited or withdrawn) and payment of any Withdrawal and Delivery Fee or any other applicable fees as herein provided, (ii) may require the production of proof satisfactory to it as to the identity and genuineness of any signature or other information that it deems to be necessary and (iii) may also request compliance with any regulations the Initial Depositor or the Placement Agent may establish consistent with the provisions of this Agreement, including, without limitation, this Section 2.9.

(b)           Notwithstanding any provision herein to the contrary, Physical Delivery may not be suspended generally, or refused with respect to particular requested deliveries, other than in the case of a market disruption event or force majeure event where the Initial Depositor is prevented for reasons outside of its control from delivering the Gold Bullion, and such suspension or refusal shall only last so long as the Initial Depositor continues to be so prevented from delivering the Gold Bullion.  Cash Delivery may, however, be suspended generally or refused with respect to particular requested deliveries during any period if such action is deemed necessary or advisable by the Initial Depositor or the Placement Agent for any reason at any time or from time to time.  The sales of Gold Bullion and the Gold Trust Receipts associated therewith for cash may be suspended for any reason without notice, including, but not limited to, if a market disruption event or a force majeure event occurs, provided that Cash Delivery may not be suspended if the Authorized Participant has already provided the Trustee with instructions and payment pursuant to Section 2.8(a).  For these purposes, a “market disruption event” means any of the following events, as determined by the Placement Agent:  (i) the suspension of or material limitation on trading in gold, or futures contracts or options related to gold, on the Relevant Market; (ii) the failure of trading to commence, or permanent discontinuance of trading, in gold, or futures contracts or options related to gold, on the Relevant Market; (iii) the failure of the London Gold Market Fixing Ltd. to calculate or publish the fix of gold for that day (or the information necessary for determining the fix); or (iv) any other event, if the Placement Agent determines in its sole discretion that the event materially interferes with its ability to sell the Gold Deposit Receipts, repurchase Gold Bullion, or, as Calculation Agent, determine the spot price.  For the purpose of determining whether a market disruption event has occurred: (x) a limitation on the hours in a trading day and/or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular trading hours of the Relevant Market; and (y) a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the LBMA in the Relevant Market under ordinary circumstances. “Force majeure” means any bona fide event beyond the control of the Placement Agent (other than as a result of financial incapacity of Initial Depositor) and not caused by an act or omission of the Initial Depositor, in the nature of any government act, restriction, act of God, fire, war, terrorism, earthquake, regulation or control, inability to obtain labor or materials, lack or shortage of Gold Bullion, inability to obtain Gold Bullion due to market demand or market shortage, flood, embargo, sabotage, explosion, bank failure, insurrection, civil commotion, riot, general internet or wireless communication or power failure, or labor shortage or dispute that, in any case, causes such party to be unable to fulfill or to be delayed or restricted in the fulfillment of any duty or obligation arising in connection with the offering of Gold Deposit Receipts for sale for cash.

Section 2.10          Lost Certificates, Etc.   In case any Certificate shall be mutilated, destroyed, lost or stolen, the Trustee shall execute and deliver a new Certificate of like tenor in exchange and substitution for such mutilated certificate upon cancellation thereof, or in lieu of and in substitution for such destroyed, lost or stolen certificate.  Before the Trustee shall execute and deliver a new Certificate in substitution for a destroyed, lost or stolen Certificate, the Owner thereof shall have (a) provided the Trustee with (i) a request for such execution and delivery and (ii) indemnity reasonably satisfactory to the Trustee and the Initial Depositor, and (b) evidence to the satisfaction of the Trustee, Initial Depositor and Placement Agent of the destruction, loss or theft of such Gold Deposit Receipt.

Section 2.11          Cancellation and Destruction of Surrendered Certificates.  All Certificates Surrendered to the Trustee for cancellation shall be canceled by the Trustee.  The Trustee is authorized to destroy Certificates so canceled.

ARTICLE 3
CERTAIN OBLIGATIONS OF AUTHORIZED PARTICIPANTS

Section 3.1            Liability of Authorized Participants for Taxes and Other Governmental Charges.  If any tax or other charge shall become payable with respect to any Gold Deposit Receipts, such tax or other governmental charge shall be payable by the Authorized Participants owning such Gold Deposit Receipts to the Trustee or the Placement Agent, as applicable.  The Placement Agent shall instruct the Trustee as to the amount of any such tax or other governmental charge and not to effect transfer of such Gold Deposit Receipts until such payment is made, or the Placement Agent may sell such Gold Deposit Receipts and may apply the proceeds of any such sale in payment of such tax or other governmental charge and the Authorized Participants of such Gold Deposit Receipt shall remain liable for any deficiency.  The Placement Agent shall distribute any net proceeds of a sale made under the preceding sentence that remain, after payment of the tax or other governmental charge, to the Authorized Participant entitled thereto as in the case of a distribution in cash.

Section 3.2            Tax Returns.  Unless required by law, none of the Initial Depositor, the Trust, the Calculation Agent, the Authorized Participants, the Owner(s) or any beneficial owner of any Gold Deposit Receipt shall take any position on their tax returns or other tax filings inconsistent with the treatment of the Trust as a domestic grantor trust for United States federal income tax purposes.  The Trust shall (i) take all action necessary to cause all applicable tax returns and tax information reports that are required to be filed with respect to the Trust to be duly prepared and filed on behalf of the Trust and (ii) issue all relevant tax forms as required under United States federal, state, or local law (including any administrative regulation, pronouncement, or official interpretation). The Trust shall be entitled, at the expense of the Initial Depositor, to hire accountants to prepare and file any such returns, reports and forms.

Section 3.3            Warranties on Deposit of Gold Bullion.  The Initial Depositor hereby represents and warrants that the Gold Bullion meets the purity requirements to be Gold Bullion, the Gold Bullion is free and clear of any lien, pledge, encumbrance, right, charge or claim (other than the rights created by this Agreement).  All representations and warranties shall survive the deposit of Gold Bullion, issuance of Gold Deposit Receipts or termination of this Agreement.

ARTICLE 4
ADMINISTRATION OF THE TRUST

Section 4.1            Evaluation of Gold Bullion.  As promptly as practicable after 4:00 p.m. (New York time, or such other time as may hereafter be established by the Initial Depositor and promptly notified to the Trustee), assuming no market disruption or force majeure event has occurred, on each Business Day, the Calculation Agent shall determine the value of the Gold Bullion held on behalf of the Trust on the basis of the Benchmark Price for that day.  Gold Bullion deliverable under a Purchase Order shall be included in the evaluation beginning on the Order Date.  Gold Bullion deliverable under a Redemption Order shall not be included in the evaluation on and after the Order Date.

Section 4.2            Payment of Expenses.  The Initial Depositor will bear all expenses and charges of the Trust, as set forth in Exhibit D hereto, including, but not limited to: (1) any expenses or liabilities of the Trust; (2) any taxes and other governmental charges that may fall on the Trust or its property; and (3) fees, expenses and any indemnification of Trustee.

Section 4.3            Grantor Trust.  Nothing in this Agreement, any agreement made by the Trustee, or otherwise, shall be construed to give the Trustee the power to vary the investment of the Owners within the meaning of Section 301.7701-4(c) under the Code or any similar or successor provision of the regulations under the Code, nor shall the Initial Depositor or the Placement Agent give the Trustee any direction that would vary the investment of the Owners.  However, the Trustee shall not be liable to any Person for any failure of the Trust to qualify as a domestic grantor trust under the Code or any comparable provision of the laws of any state or other jurisdiction where that treatment is sought.

Section 4.4            Trust Administration.  The Trustee shall administer the Trust exclusively within the United States.

ARTICLE 5
THE INITIAL DEPOSITOR AND THE TRUSTEE

Section 5.1            Representations and Warranties of the Initial Depositor.

(a)           The Initial Depositor shall be deemed to represent and warrant that:

(i)            Due Authorization.  The Initial Depositor has full legal right, corporate power and authority to enter into this Agreement and carry out the duties and responsibilities contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Initial Depositor, and constitutes a legal, valid and binding agreement of the Initial Depositor, enforceable against the Initial Depositor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and the application of equitable principles relating to the availability of remedies, and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in Section 5.8 of this Agreement may be limited by federal or state securities law or the public policy underlying such laws.

(ii)           The Gold Storage Agreement.  The Gold Storage Agreement has been duly and validly authorized, executed and delivered by the Initial Depositor and the Mint, and constitutes the legal, valid and binding obligation of the Initial Depositor and the Mint, enforceable against the Initial Depositor and the Mint in accordance with its terms.

(iii)           Gold Bullion.  The Gold Bullion held by the Trust is free and clear of any lien, pledge, encumbrance, right, charge or claim (other than the rights created by this Agreement).  Gold Bullion purchased in connection with the Gold Deposit Receipt or delivered upon a Redemption Order will have minimum fineness of 995 parts per 1000.  Subject to the terms of the Gold Storage Agreement, the Initial Depositor, in its sole and absolute discretion, will determine whether the physical Gold Bullion holdings in the Initial Depositor’s account are in coin, bar, wafer, or ingot form.  If the Gold Bullion is in coin form, each coin will also: (w) have been produced by the Mint and be legal tender in Canada for its denomination; and (x) have a fair market value not exceeding 110 percent of the fair market value of the coin’s gold content. If the Gold Bullion is in bar, wafer, or ingot form, the Gold Bullion will also (y) have been fabricated by a metal refiner included in the LBMA’s good delivery list of acceptable refiners for gold; and (z) bear basic identification markings that are recognized and accepted for trading in Canadian financial markets, including the hallmark of the metal refiner that produced it and a stamp indicating its fineness and weight, and no other markings.

Section 5.2            Covenants of the Initial Depositor and of the Placement Agent.

(a)           The Initial Depositor covenants and agrees that:

(i)             In the event the Gold Storage Agreement is terminated, the Initial Depositor may enter into a new gold storage agreement with an entity authorized to store precious metals.  Following such termination, or if the terms of such Gold Storage Agreement are materially changed or altered, the Initial Depositor shall promptly notify the Trustee of any such termination, change or alteration.

(ii)           The Gold Bullion relating to the Gold Deposit Receipts shall be free of any lien, pledge, encumbrance, right, charge or claim (other than the rights created by this Agreement).

(iii)           The Initial Depositor, or an affiliate of the Initial Depositor, shall create and maintain a website for the Trust (the “Website”) which will set forth, among other things, the Authorized Participants, applicable fees, including, but not limited to applicable Withdrawal and Delivery Fees, a list of current Delivery States, and calculations and determinations.  The Initial Depositor shall also create and maintain a page on Bloomberg which will provide intra-day indications on the current price per Gold Deposit Receipt.

(iv)           Any Gold Deposit Receipts issued under the terms of this Agreement shall only be issued by the Trustee upon receipt by it from the Initial Depositor of confirmation that the amount of Gold Bullion corresponding to such Gold Deposit Receipts has been deposited into the Initial Depositor’s account at the Mint.

(v)           The Initial Depositor shall audit, or shall engage an external auditor to audit, the physical storage of the Trust’s Gold Bullion at the Mint on a [    ] basis.

(vi)           The Initial Depositor shall select a service carrier to transfer and deliver Gold Bullion to any Delivery State, and enter into any agreements or instruments with such service carrier for the transfer and delivery of Gold Bullion to an Owner or an Authorized Participant.

(b)           The Placement Agent covenants and agrees that:

(i)           The Placement Agent in its role as initial Calculation Agent shall perform any and all calculations and determinations regarding (i) the Benchmark Price, (ii) any amounts due from any Authorized Participant in respect of taxes or other governmental charges; and (iii) any Withdrawal and Delivery Fee, and shall promptly provide to the Trustee a schedule containing any such calculations or determinations.

(ii)           The Placement Agent shall promptly notify the Trustee of any suspension as set forth in Section 2.9 of this Agreement.

Section 5.3            Maintenance of Office and Transfer Books by the Trustee.

(a)           Until termination of this Agreement in accordance with its terms, the Trustee shall maintain in the Borough of Manhattan, The City of New York, facilities for the execution and delivery, registration, registration of transfers and Surrender of Gold Deposit Receipts in accordance with the provisions of this Agreement.  The Trustee hereby appoints its Corporate Trust Office for such purpose.

(b)           The Trustee shall keep a copy of this Agreement and books for the registration of Gold Deposit Receipts and transfers of Gold Deposit Receipts which at all reasonable times shall be open for inspection by Authorized Participants.

Section 5.4            Force Majeure.  Notwithstanding any provision herein to the contrary, in no event shall the Trustee be liable for any failure or delay in the performance of its obligations under this Agreement because of bona fide circumstances beyond its control (other than as a result of financial incapacity of the Trustee) and not caused by an act or omission of the Trustee, in the nature of any government act, restrictions, act of God, flood, fire, war, terrorism, earthquake, regulation or control, inability to obtain labor or materials, lack or shortage of Gold Bullion , inability to obtain Gold Bullion due to market demand or market shortage, flood, embargo, sabotage, explosion, bank failure, insurrection, civil commotion, riot, general internet or wireless communication or power failure, or labor shortage or dispute that, in any case, causes such party to be unable to fulfill or to be delayed or restricted in the fulfillment of any duty or obligation arising in connection with the offering of Gold Deposit Receipts.

Section 5.5            Obligations of the Initial Depositor, the Trustee, and the Placement Agent.

(a)           None of the Initial Depositor, the Placement Agent or the Trustee assumes any obligation nor shall it be subject to any liability under this Trust Agreement to any Owner, Authorized Participant or other beneficial owner of a beneficial interest in a Gold Deposit Receipt (including, without limitation, liability with respect to the validity or worth of the Gold Bullion), except that each agrees to perform its respective duties and obligations specifically set forth in this Agreement without gross negligence, willful misconduct or bad faith.

(b)           None of the Initial Depositor, the Placement Agent or the Trustee shall be under any obligation to prosecute any action, suit or other proceeding in respect of the Gold Bullion or in respect of the Gold Deposit Receipts.  Neither the Initial Depositor nor any person who is not a “United States person” under Section 7701(a)(30) of the Code shall control any decision concerning whether to compromise, arbitrate, or abandon claims of the Trust or whether to sue on behalf of the Trust or to defend suits against the Trust.

(c)           None of the Initial Depositor, the Placement Agent or the Trustee shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, the Calculation Agent, any Owner, Authorized Participant or any other person (including the Initial Depositor, the Placement Agent and the Calculation Agent, in the case of the Trustee), believed by it in good faith to be competent to give such advice or information.

(d)           (i)            The Trustee shall not be liable for any acts or omissions made by a successor Trustee whether in connection with a previous act or omission of the Trustee or in connection with any matter arising wholly after the resignation or removal of the Trustee, provided that in connection with the issue out of which such potential liability arises the Trustee performed its obligations without gross negligence or bad faith while it acted as Trustee.

(ii)           The Placement Agent is authorized to negotiate the terms of any Authorized Participant Agreement and shall have no liability for any loss or damage incurred by the Trust resulting from any such agreement negotiated in good faith.  The Trustee shall have no liability with respect to the negotiation of the terms of any Authorized Participant Agreement or the form of any Authorized Participant Agreement.  The terms of an Authorized Participant Agreement shall not adversely affect the duties, rights and responsibilities of the Trustee unless the Trustee expressly consents thereto.

(e)           The Trustee, the Initial Depositor and the Placement Agent shall have no obligation to comply with any direction or instruction from any Owner, Authorized Participant or other beneficial owner of a beneficial interest in a Gold Deposit Receipt, except to the extent specifically provided in this Agreement.

(f)           The Trustee shall not be a fiduciary under this Agreement and does not have any obligation towards or relationship of agency or trust for or with any of the Initial Depositor, the Placement Agent, the Calculation Agent or the Authorized Participants or other beneficial owners of the Gold Deposit Receipts.  Nothing contained herein shall eliminate the implied contractual covenants of good faith and fair dealing.

(g)           The Trustee agrees to perform its duties under this Agreement in good faith, but only upon the express terms of this Agreement.  Neither the Trustee nor any of its officers, directors, employees, agents or affiliates shall have any implied duties (including law fiduciary duties) or liabilities otherwise existing at law or in equity with respect to the Trust, which implied duties and liabilities are hereby eliminated.

(h)           The Trustee shall take such action or refrain from taking such action under this Agreement as shall be expressly required by this Agreement or as it may be directed in writing by the Placement Agent from time to time; provided, however, that the Trustee shall not be required to take or refrain from taking any such action if it shall have determined, or shall have been advised by counsel, that such performance is likely to involve the Trustee in personal liability or is contrary to the terms of this Agreement or of any document contemplated hereby to which the Trust is a party or is otherwise contrary to law or the policies of the Trustee.  If at any time the Trustee determines that it requires or desires guidance regarding the application of any provision of this Agreement or any other document, then the Trustee may deliver a notice to the Initial Depositor or the Placement Agent requesting written instructions as to the course of action desired by the Initial Depositor or the Placement Agent and such instructions shall constitute full and complete authorization and protection for actions taken by the Trustee in reliance thereon.  If the Trustee does not receive such instructions within ten (10) Business Days after it has delivered to the Initial Depositor or the Placement Agent such notice requesting instructions, or such shorter period of time as may be set forth in such notice, it shall refrain from taking any action with respect to the matters described in such notice.

(i)           The Trustee shall not be personally liable to any Person under any circumstances in connection with any of the transactions contemplated by this Agreement, except that such limitation shall not relieve the Trustee of any personal liability it may have to the Trust or the beneficial owners for the Trustee's own bad faith, willful misconduct or gross negligence in the performance of its express duties under this Agreement.  In particular, but not by way of limitation of the foregoing:

(i)            The Trustee shall not be personally liable for any error of judgment made in good faith by any of its officers or employees;

(ii)            No provision of this Agreement shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the exercise of its rights or powers hereunder;

(iii)           Under no circumstance shall the Trustee be personally liable for any representation, warranty, covenant, obligation or indebtedness of the Initial Depositor, the Placement Agent or the Trust;

(iv)           The Trustee shall not be personally liable for or in respect of the validity or sufficiency of this Agreement or of any of the Transaction Documents or for the due execution hereof by any Person other  than the Trustee or for the value of the Trust property;

(v)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document;

(vi)           All funds deposited with the Trustee hereunder may be held in a non-interest bearing trust account and the Trustee shall not be liable for any interest thereon; and

(vii)           The Trustee shall not be personally liable for (x) special, consequential or punitive damages, however styled, including, without limitation, lost profits, (y) the acts or omissions of the Mint, any nominee, correspondent, clearing agency or securities depository through which it holds the Trust’s securities or assets or (z) any losses due to forces beyond the reasonable control of the Trustee, including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(j)           The Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties.  The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any Person as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.  As to any fact or matter, the Trustee may for all purposes hereof rely on a certificate, signed by any director, the president, any vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the relevant party, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(k)           In the exercise or administration of the trusts hereunder, the Trustee (i) may act directly or, at the expense of the Initial Depositor or the Placement Agent, through agents or attorneys, and the Trustee shall not be liable for the default or misconduct of such agents or attorneys selected by it in good faith and without gross negligence; and (ii) may, at the expense of the Initial Depositor or the Placement Agent, consult with counsel, accountants and other experts, and the Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants, or other experts selected by it in good faith and without gross negligence.

(l)           Except as expressly provided in this Section, in accepting the trusts hereby created, the Trustee acts solely as trustee hereunder and not in its individual capacity, and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Agreement shall look only to the Trust property for payment or satisfaction thereof.

(m)           The Delaware Trustee shall be entitled to the same rights, protections, indemnities, limitations, immunities and exculpations as the Trustee hereunder.

(n)           The Trustee shall be entitled to conclusively rely as to the identities of the Authorized Participants on any list of Authorized Participants provided to the Trustee by the Initial Depositor whether as an exhibit to this Agreement, as information provided to the Trustee on the Website or as a separate right. The Trustee shall be protected in so relying.

(o)           The Trustee shall not be required to prepare or file any document required by the Exchange Act of 1934, as amended to be filed with the Securities and Exchange Commission in connection with the Trust.

Section 5.6            Resignation or Removal of the Trustee; Appointment of Successor Trustee.

(a)            Upon the giving of thirty (30) days’ notice to the parties hereto, the Trustee may at any time resign as trustee hereunder.

(b)           The Placement Agent, after consultation with the Initial Depositor, may at any time remove the Trustee in its discretion by written notice delivered to the Trustee in the manner provided in Section 7.5.

(c)           In case at any time the Trustee acting hereunder resigns or is removed, the Placement Agent acting on behalf of the Owner, shall use its reasonable efforts to appoint a successor Trustee, which shall be a Qualified Bank, within thirty (30) days.  If no successor Trustee shall have been appointed within such thirty (30) day period, the Placement Agent, or the Trustee, at the expense of the Initial Depositor, may apply to a court of competent jurisdiction for the appointment of a successor Trustee.  Every successor Trustee shall execute and deliver to its predecessor, the Initial Depositor and the Placement Agent an instrument in writing accepting its appointment hereunder, and thereupon such successor Trustee, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor.  Any such successor Trustee shall promptly mail notice of the appointment of such successor Trustee to the Owners.

(d)           The Delaware Trustee may resign upon thirty (30) days’ prior notice to the Initial Depositor and the Placement Agent. Upon the receipt of a notice of resignation or removal, the Placement Agent, after consultation with the Initial Depositor, shall promptly appoint a substitute or successor Trustee or Delaware Trustee.  If no successor Delaware Trustee shall have been appointed within such thirty (30) day period, the Placement Agent or the Delaware Trustee at the expense of the Initial Depositor, may apply to a court of competent jurisdiction for the appointment of a successor Trustee hereunder.  Every successor Delaware Trustee appointed hereunder shall execute and file a certificate of amendment to the certificate of trust if required by the Act.

(e)           Any corporation into which the Trustee or the Delaware Trustee may be merged, consolidated or converted in a transaction in which the Trustee is not the surviving corporation, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or Delaware Trustee (including this transaction) shall be the successor of the Trustee or the Delaware Trustee, as the case may be, without the execution or filing of any document or any further act provided that the Delaware Trustee shall file an amendment to the Certificate of Trust if required by the Act.  During the 90-day period following the effectiveness of a merger, consolidation or conversion described in the immediately preceding sentence, the Initial Depositor may, by 30 days prior written notice to the Trustee, remove the Trustee and designate a successor Trustee in compliance with the provisions of Section 5.6(c).

Section 5.7            Monitoring and Auditing of Activities.  The Trustee shall have no obligation to monitor or supervise the activities of the Initial Depositor or the Placement Agent.  In no event shall the Trustee be liable for (i) any loss or damage resulting from the actions or omissions of the Initial Depositor or the Placement Agent or loss or damage to the Gold Bullion while in the possession of, or in transit to or from, the Initial Depositor or any Authorized Participant, (ii) the amount, validity or adequacy of insurance maintained by the Initial Depositor, (iii) any defect in Gold Bullion held by the  Trust or at the Mint, (iv) any failure of Gold Bullion to conform to the requirements set forth in Section 5.1(a)(iii), (v) any failure of Gold Bullion to conform to a description thereof provided by the Initial Depositor to the Trustee or by the Trustee to an Authorized Participant or (vi) any exercise of discretion permitted under this Agreement.

Section 5.8            Indemnification.

(a)           The Initial Depositor shall indemnify the Trustee (in its individual and trustee capacities), the Delaware Trustee (in its individual and trustee capacities), and its directors, employees, agents and affiliates (collectively, “Indemnified Parties”) against, and hold each of them harmless from, any loss, liability, claim, action, sit, fee, tax, cost, damage, expense or judgment (including, but not limited to, the fees and expenses of counsel and accountants) (collectively “Indemnified Amounts”) which is incurred by any of them and which arises out of (1) acts performed or omitted pursuant to the provisions of this Trust Agreement, as the same may be amended, modified or supplemented from time to time; (2) any other agreement or instrument to which the Trustee is a party for or on behalf of the Trust, as amended, modified or supplemented (together with this Agreement; the “Transaction Documents”); (3) the performance by the Trustee of its duties and obligations under the Transaction Documents; (4) the exercise by the Trustee of its rights under the Transaction Documents; and/or (5) any filings with or submissions to the Commission in connection with or with respect to such Gold Deposit Receipts (which by way of illustration and not by way of limitation, include any registration statement and any amendments or supplements thereto filed with the Commission or any periodic reports or updates that may be filed under the Securities Exchange Act of 1934, as amended, or any failure to make any filings or submissions to the Commission which are required to be made in connection with or with respect to such Gold Deposit Receipts), except that the Initial Depositor shall not have any obligations under this subsection (a) to pay Indemnified Amounts incurred as a result of and attributable to (i) the gross negligence or bad faith of, or willful misconduct of the Trustee or (ii) written information provided by the Trustee regarding the name and address of the Trustee furnished in writing to the Initial Depositor (and not materially changed or altered) expressly for use in the registration statement filed with the Commission relating to the Receipts.

(b)           If the indemnification provided for in this Section 5.8 is unavailable or insufficient to hold harmless the indemnified party under subsection (a) above, then the indemnifying party shall contribute to the Indemnified Amounts referred to in subsection (a) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Initial Depositor on the one hand and the Trustee on the other hand from the offering of the Gold Deposit Receipts which are the subject of the action or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Initial Depositor on the one hand and the Trustee on the other hand in connection with the action, statement or omission which resulted in such Indemnified Amount as well as any other relevant equitable considerations.  The relative benefits received by the Initial Depositor on the one hand and the Trustee on the other shall be deemed to be in the same proportions as the total commissions from the offering of the Gold Deposit Receipts which are the subject of the action (before deducting expenses) received by the Initial Depositor bear to the total fees received by the Trustee from the offering of such Gold Deposit Receipts.  The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact from which the action arises relates to information supplied by the Initial Depositor or the Trustee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission or the act or omission from which the action arises.  The amount of Indemnified Amounts referred to in the first sentence of subsection (a) and this subsection (b) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim arising under the Transaction Documents.

(c)           To secure the obligations owed by the Initial Depositor to the Trustee hereunder, the Trustee shall have a prior lien on all money or property held or collected by the Trustee in its capacity as Trustee and may withhold or set-off any amounts due and owing to it under this Agreement from any money or property held or collected by it in its capacity as Trustee.

Section 5.9            Retention of Trust Documents.  The Trustee is authorized to destroy those documents, records, bills and other data compiled during the term of this Agreement at the times permitted by the laws or regulations governing the Trustee, unless the Initial Depositor or the Placement Agent reasonably requests the Trustee in writing to retain those items for a longer period.

Section 5.10          Federal Securities Law Filings.

(a)           The Initial Depositor shall (i) prepare and file a registration statement with the Commission and take such action as is necessary from time to time to qualify the Gold Trust Receipts for offering and sale under the federal securities laws of the United States, including the preparation and filing of amendments and supplements to such registration statement, (ii) promptly notify the Trustee of any amendment or supplement to the registration statement or prospectus, of any order preventing or suspending the use of any prospectus, of any request for the amending or supplementing of the registration statement or prospectus or if any event or circumstance occurs as a result of which the registration statement or prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) provide the Trustee from time to time with copies, including copies in electronic form, of the prospectus, as amended and supplemented, in such quantities as the Trustee may request and (iv) prepare, execute and file any periodic reports or updates that may be required under the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder, as amended.  The Trustee shall furnish to the Initial Depositor any information from the records of the Trust that in its possession the Initial Depositor reasonably requests in writing as needed to prepare any filing or submission that the Initial Depositor or the Trust is required to make under the federal securities of the United States or the laws of any other jurisdiction.

(b)           The Initial Depositor shall have all necessary and exclusive power and authority to (i) adopt, implement or amend, from time to time, such disclosure and financial reporting information gathering and control policies and procedures as are necessary or desirable, in the Initial Depositor’s reasonable judgment, for the Trust, to ensure compliance with applicable disclosure and financial reporting obligations under any applicable securities laws, (ii) appoint and remove the auditors of the Trust, (iii) make any determination, choice, estimate or other decision that may be necessary or desirable in connection with the preparation of the financial statements of the Trust and (iv) seek from the relevant securities or other regulatory authorities such relief, clarification or other action as the Initial Depositor shall deem to be necessary or desirable regarding the disclosure or financial reporting obligations of the Trust.

Section 5.11          Prospectus Delivery.  The Placement Agent shall, if required by the federal securities laws of the United States, in any manner permitted by such laws, deliver at the time of issuance of Gold Deposit Receipts, a copy of the relevant prospectus for the Trust, as amended and supplemented at such time.

Section 5.12          Discretionary Actions by Trustee; Consultation.

(a)           The Trustee shall notify and consult with the Initial Depositor and the Placement Agent before undertaking any action if the Trustee becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in this Agreement.  The Trustee may consult with the Initial Depositor and the Placement Agent before taking or refraining from taking any action hereunder and shall be conclusively protected in relying upon or complying with any instructions received from the Initial Depositor and the Placement Agent as to what action to take or refrain from taking.

Section 5.13          Dissolution of the Initial Depositor to Terminate Trust.  The dissolution of the Initial Depositor, or its ceasing to exist as a legal entity from, or for, any cause, shall operate to terminate this Agreement insofar as the duties and obligations of the Trustee are concerned unless the Trust is terminated pursuant to Section 6.2.

Section 5.14          Compliance with Applicable Tax Laws .  In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to the Transaction Documents in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Initial Depositor agrees (i) to provide to the Trustee sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Law, (ii) that the Trustee shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability, and (iii) to hold harmless the Trustee for any losses it may suffer due to the actions it takes to comply with Applicable Law. The terms of this Section 5.14 shall survive the termination of this Agreement.

ARTICLE 6
AMENDMENT AND TERMINATION

Section 6.1            Amendment.  The Trustee and the Placement Agent may amend any provisions of this Agreement without the consent of any Owner or Authorized Participant or other beneficial owner.  Promptly after the execution of any amendment to this Agreement, the Initial Depositor, must furnish or cause to be furnished written notification of the substance of the amendment to each Owner.  Any amendment that imposes or increases any fees or charges (other than taxes, registration fees or other such expenses), or that otherwise prejudices any substantial existing right of the Owners will not become effective until 30 days after notice of such amendment is given to the Owners, which shall be published on the Website.  Every Owner and Authorized Participant, at the time any amendment so becomes effective, shall be deemed, by continuing to hold any Gold Deposit Receipt or an interest therein, to consent and agree to such amendment and to be bound by this Agreement as amended thereby.  In no event shall any amendment impair the right of the Owner of any Gold Deposit Receipt or the Authorized Participant that owns such Gold Deposit Receipt to Surrender such Gold Deposit Receipt and receive the amount of cash or Gold Bullion represented thereby, except in order to comply with mandatory provisions of applicable law.

Prior to the execution and delivery of any amendment to this Agreement, the Trustee shall be entitled to receive an opinion of counsel and an Officer’s Certificate that (i) the amendment is authorized or permitted by the terms of this Agreement; and (ii) all conditions precedent relating to the execution of such amendment have been satisfied.  Any amendment that affects the rights, duties, liabilities or immunities of the Delaware Trustee or the Trustee shall require the Delaware Trustee’s written consent or the Trustee’s written consent, as the case may be.

Section 6.2            Termination.

(a)           The Trust shall dissolve and wind up at the written direction of the Placement Agent, after consultation with the Initial Depositor, upon at least 30 days notice prior to the date set for termination if any of the following occurs:

(i)             The Trustee resigns and no successor trustee is appointed within 60 days from the date the trustee provides notice to the Initial Depositor and the Placement Agent, of its intent to resign;

(ii)            Authorized Participants owning at least 75% of the outstanding Gold Deposit Receipts notify the Trustee that they elect to dissolve and liquidate the Trust; provided that an Authorized Participant that is not a “United States person” as defined in Section 7701(a)(30) of the Code must irrevocably appoint a United States person with discretionary powers to act as its agent with respect to its rights under this Section 6.2(a)(ii);

(iii)           An event of liquidation or dissolution occurs as to the Initial Depositor;

(iv)           The Initial Depositor ceases to store Gold Bullion at the Mint and does not make alternative arrangements that it deems appropriate; or

(v)           The Trust fails to qualify for treatment, or ceases to be treated, for United States federal income tax purposes, as a grantor trust and the Trustee receives notice from the Initial Depositor or the Placement Agent that because of that tax treatment or change in tax treatment, termination of the Trust is advisable.

(b)           The Trustee shall mail notice of such dissolution to the Owner of all Gold Deposit Receipts then outstanding.  The Initial Depositor shall sell the Gold Bullion and shall dissolve and wind up the Trust in accordance with Section 3808 of the Act. Following the dissolution and winding up of the Trust, the Trustee will upon (i) confirmation from the Initial Depositor of the dissolution of the Trust in accordance with Section 3808 of the Act, (ii) Surrender such Gold Deposit Receipts, (iii) payment of fees, including the Withdrawal and Delivery Fee, if applicable, for the Surrender of Gold Deposit Receipts referred to in Section 2.8, and (iv) payment of any applicable taxes or governmental charges, deliver to each Authorized Participant the resulting proceeds from the sales of the Gold Bullion as promptly as practicable after receipt of such proceeds.  Upon the distribution of all remaining Trust assets to the Authorized Participants having an interest in a Gold Deposit Receipt, this Agreement and the Trust shall terminate.  The Trustee shall not accept any deposits of Gold Bullion after the date of termination of this Agreement.  Notwithstanding whether any Gold Deposit Receipts shall remain outstanding after the date of termination, the Trustee shall discontinue the registration of transfers of Gold Deposit Receipts, and shall not give any further notices or perform any further acts under this Agreement.

(c)            Upon the termination of this Agreement, the Initial Depositor or the Placement Agent shall instruct the Trustee and the Delaware Trustee in writing to execute and file a certificate of cancellation with the Delaware Secretary of State at the expense of the Initial Depositor.

(d)            Upon termination of this Agreement, the Trustee and the Delaware Trustee shall be discharged from all their obligations under this Agreement.

(e)            Upon termination of this Agreement, each of the Initial Depositor and the Placement Agent shall be discharged from all obligations under this Agreement, except for the obligations to the Trustee under Sections 2.10, 3.3, 5.1 and 5.8 shall survive termination of this Agreement.

(f)             If the Initial Depositor shall be adjudged bankrupt or insolvent, or a receiver of the Initial Depositor or of its property shall be appointed, or a trustee or liquidator or any public officer shall take charge or control of the Initial Depositor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then in any such case the Initial Depositor shall be deemed conclusively to have resigned with such resignation being effective immediately upon the occurrence of any of the specified events, and the Initial Depositor shall terminate and liquidate the Trust and distribute its remaining assets pursuant to this Section 6.2.  The Trustee shall have no obligation to appoint a successor Initial Depositor or to assume the duties of the Initial Depositor and shall have no liability to any person because the Trust is or is not terminated pursuant to this paragraph.

ARTICLE 7
MISCELLANEOUS

Section 7.1            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.  Copies of this Agreement shall be filed with the Trustee and shall be open to inspection by any Authorized Participant acting for an Owner during the Trustee’s business hours.

Section 7.2            Third-Party Beneficiaries.  This Agreement is for the exclusive benefit of the respective parties hereto, and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

Section 7.3            Severability.  In case any one or more of the provisions contained in this Agreement or in the Gold Deposit Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4            Owners as Parties; Binding Effect.  The Owners, Initial Depositor and Placement Agent from time to time shall be parties to this Agreement.  The Owners and Authorized Participants shall be bound by all of the terms and conditions hereof and of the Receipts by their acceptance of Gold Deposit Receipts or any interest therein.

Section 7.5            Notices.

(a)           All notices or other communications given under this Agreement must be in English and in writing.

(b)           Any and all notices or other communications to be given to the Trustee, the Initial Depositor, any Authorized Participant, the Placement Agent, DTC or the Calculation Agent shall be duly given by facsimile, overnight courier, or electronic transmission, in each case to or at the address set forth below:

To the Trustee:

The Bank of New York Mellon
Corporate Trust Department
101 Barclay Street, Floor 7 East
New York, New York 10286
Attention: William J. Herrmann
Tel: (212) 815-3657
Email: william.herrmann@bnymellon.com

To the Initial Depositor:

Bank of Montreal
111 West Monroe Street
P. O. Box 755
Chicago, Illinois  60690
Attention: [●]
Tel: (312) 461-7745
Email: [●]

To the Placement Agent:

BMO Capital Markets Corp.
3 Times Square
28th Floor
New York, New York 10036
Tel: (646) 366-1883
Email: Laurence.Kaplan@bmo.com

or any other place to which the Initial Depositor or the Placement Agent may have transferred its principal office with notice to the Trustee.

(c)           In respect of this Depositary Trust Agreement, the Trustee shall have no duty or obligation to verify or confirm that the person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a person authorized to give such instructions, directions, reports notices or other communications or information  on behalf of the party purporting to send such electronic transmission; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods, including any non-secure method, such as, but without limitation, by facsimile or electronic mail, to submit instructions, directions, reports, notices or other communications or information to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Section 7.6            Governing Law.

(a)           This Agreement and the Gold Deposit Receipts shall be interpreted and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware.

(b)           The parties hereto hereby (i) irrevocably submit to the non-exclusive jurisdiction of any Delaware state court or federal court sitting in Delaware or New York, New York in any action or proceedings arising out of or relating to this Agreement and/or the Gold Deposit Receipts and (ii) consent to the service of process by mail.  Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any claim of immunity (sovereign or otherwise), any objection it may have to the laying of venue of any such action or proceedings brought in such a court and any claim that such action or proceedings has been brought in an inconvenient forum. Each party agrees that, in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party waives any right that it may otherwise have to (x) seek special, indirect, punitive or consequential damages or (y) request a trial by jury.

IN WITNESS WHEREOF, BANK OF MONTREAL, BMO CAPITAL MARKETS CORP., THE BANK OF NEW YORK MELLON, and BNY MELLON TRUST OF DELAWARE have duly executed this Agreement as of the day and year first set forth above.

BANK OF MONTREAL, as Initial Depositor

By:
Name:
Title:

BMO CAPITAL MARKETS CORP.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

BNY MELLON TRUST OF DELAWARE

By:
Name:
Title:

EXHIBIT A

GOLD DEPOSIT RECEIPTS
ISSUED BY
VAULTED GOLD BULLION TRUST
EACH REPRESENTING
UNDIVIDED BENEFICIAL OWNERSHIP IN ONE TROY OUNCE OF GOLD BULLION

THE BANK OF NEW YORK MELLON, as Trustee

No. ____                                                                                                                            * Gold Deposit Receipts

THE BANK OF NEW YORK MELLON, as Trustee (the “Trustee”) hereby certifies that CEDE & CO., as nominee of the Depository Trust Company, or registered assigns, IS THE OWNER OF * Gold Deposit Receipts issued by Vaulted Gold Bullion Trust (the “Trust”), each representing undivided beneficial ownership in one troy ounce of unencumbered, allocated physical gold bullion, as provided in the Agreement referred to below.  The Corporate Trust Department of the Trustee is located at 101 Barclay Street, Floor 7 East, New York, New York 10286. The Trustee has appointed BNY Mellon Trust of Delaware (the “Delaware Trustee”) solely for the purposes described in the Agreement referred to below.

This Certificate is issued upon the terms and conditions set forth in the Depositary Trust Agreement dated [  ], 2014 (the “Agreement”) by and among the Trustee, the Delaware Trustee, Bank of Montreal, a Canadian chartered bank (the “Initial Depositor”), and BMO Capital Markets Corp., a broker-dealer affiliate of the Initial Depositor (the “Placement Agent”).  The Agreement sets forth the rights of purchasers of Gold Deposit Receipts and the rights and duties of the Trustee, Delaware Trustee, Initial Depositor, Placement Agent, and Trust.  Copies of the Agreement are on file at the Trustee’s Corporate Trust Department in New York City.

The Agreement is hereby incorporated by reference into and made a part of this Certificate as if set forth in full in this place.  Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

This Certificate shall not be entitled to any benefits under the Agreement or be valid or obligatory for any purpose unless it is executed by the Trustee by the manual or facsimile signature of a duly authorized signatory of the Trustee.

Dated: _______________________	THE BANK OF NEW YORK MELLON, as Trustee

By:

THE TRUSTEE’S CORPORATE TRUST DEPARTMENT ADDRESS IS
101 BARCLAY STREET, FLOOR 7 EAST, NEW YORK, NEW YORK 10286
__________
*  That number of Gold Deposit Receipts held at The Depository Trust Company at any given point in time.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR AN AUTHORIZED REPRESENTATIVE OF CEDE & CO., DTC’S NOMINEE, TO THE TRUSTEE FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

A-1

EXHIBIT B
 GOLD BULLION DEPOSIT INSTRUCTIONS

B-1

EXHIBIT C
PHYSICAL REDEMPTION FORM

C-1

EXHIBIT D
 EXPENSES OF THE TRUST

D-1

EXHIBIT E
COMPENSATION AND CHARGES OF TRUSTEE

E-1

EXHIBIT F
LIST OF AUTHORIZED PARTICIPANTS

 F-1